Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Marketing/ Communications
	(972) 580-6360	(972) 580-6353

MERITAGE HOMES ANNOUNCES FINAL RESULTS OF TENDER OFFERS

FOR NOTES DUE IN 2014 AND 2015

Scottsdale, Ariz. (May 4, 2010) – Meritage Homes Corporation (NYSE: MTH), one of America’s top 10 homebuilders, announced today the expiration and final results of its tender offer to purchase any or all of its outstanding $130 million 7.00% Senior Notes due 2014 (“2014 Notes”), and the expiration and final results of the Dutch Auction tender offer to purchase up to $65 million of its outstanding 6.25% Senior Notes due 2015 (“2015 Notes”). The tender offers were made pursuant to an offer to purchase dated April 6, 2010 (the “Offer to Purchase”), the related letter of transmittal and Meritage’s press release dated April 6, 2010, (collectively, the “Tender Offer”), which set forth a more detailed description of the terms of the Tender Offer.

The tender offer for the 2014 notes expired at 12:00 midnight, New York City time, on May 3, 2010 (the “Expiration Date”). Based on information provided by the depositary for the Tender Offer, an aggregate principal amount of approximately $108.1 million of 2014 Notes were validly tendered and not validly withdrawn in the Tender Offer.

The tender offer for the 2015 notes also expired as of the Expiration Date. Based on information provided by the depositary for the Tender Offer, an aggregate principal amount of approximately $140.0 million of 2015 Notes were validly tendered and not validly withdrawn in the tender offer, which exceeded the maximum tender amount of $65 million. As a result, certain 2015 Notes accepted for purchase will be subject to proration pursuant to the terms of the Tender Offer as noted in the press release dated April 6, 2010 and the Offer to Purchase.

Holders of 2014 Notes who validly tendered their 2014 Notes in the Tender Offer as of 12:00 midnight, New York City time on Monday, April 19, 2010 (the “Early Tender Date”) will receive $1,025 per $1,000 principal amount of 2014 Notes accepted in the Tender Offer.

Holders of 2014 Notes who validly tendered their 2014 Notes after the Early Tender Date and at or before the Expiration Date will be eligible to receive $1,005 per $1,000 principal amount of 2014 Notes

MTH RESULTS OF TENDER FOR 2014 NOTES

accepted in the Tender Offer, which excludes the early tender premium equal to $20 per $1,000 principal amount of 2014 Notes.

Meritage intends to retire the remaining, untendered 2014 Notes through a call for redemption, and has been provided notice of such call to the existing bondholders.

Holders of 2015 Notes who validly tendered their 2015 Notes in the Tender Offer as of the Early Tender Date will receive $990 per $1,000 principal amount of 2015 Notes accepted in the Tender Offer.

Holders of 2015 Notes who validly tendered their 2015 Notes after the Early Tender Date and at or before the Expiration Date will be eligible to receive $970 per $1,000 principal amount of 2015 Notes accepted in the Tender Offer, which excludes the early tender premium equal to $20 per $1,000 principal amount of 2015 Notes.

Payments for the 2014 and 2015 Notes purchased in the Tender Offer will include accrued and unpaid interest from and including the last interest payment date to, but excluding, the settlement date.

As previously disclosed in the press releases issued on April 6, 2010, the tender offers are part of a series of related financing transactions that also included a private placement of $200 million aggregate principal amount of 7.15% Senior Unsecured Notes due 2020, which was completed on April 13, 2010.

Meritage retained Citi and J.P. Morgan to serve as dealer managers for the tender offer. Global Bondholder Services Corporation was retained to serve as the depositary and information agent.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offer was made solely by means of the Offer to Purchase and the related Letter of Transmittal, as disclosed in Meritage’s press release dated April 6, 2010. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to be made on behalf of Meritage by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About Meritage Homes Corporation

Meritage Homes Corporation is the 9th largest homebuilder in the U.S. based on homes closed. Meritage offers a variety of homes across the Southern and Western states designed to appeal to a wide range of home buyers, including first-time, move-up, luxury and active adult buyers, with base prices starting from under $100,000. As of March 31, 2010, the Company had 149 actively selling communities in 12 metropolitan areas including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California. Meritage Homes and its predecessor companies have delivered more than 65,000 homes since the Company was founded in 1985.

In 2010, Meritage is celebrating its 25th Anniversary, and is the only large national homebuilder to be 100% ENERGY STAR® qualified in every home started in 2010. The Company has launched a new Simply Smart Series™ and a 99-day guaranteed completion program in certain communities. Meritage has designed and built more than 65,000 homes in its 25-year history, and has a reputation for its distinctive

MTH RESULTS OF TENDER FOR 2014 NOTES

style, quality construction and positive customer experience. To find a Meritage community near you, go to www.meritagehomes.com.

Meritage Homes is listed on the NYSE under the symbol MTH.

For more information about the Company, visit http://investors.meritagehomes.com

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